NDC Plaza Atlanta, GA 30329-2010 404-728-2000	Exhibit 99.1 NEWS RELEASE

NDCHealth Completes Sale of German Operations

Company Also Reaches Settlement with IRS

ATLANTA, June 7, 2005 – NDCHealth Corporation (NYSE: NDC), a leading U.S. provider of healthcare technology and information solutions, today announced the sale of NDCHealth Holdings GmbH, the holding company for its German information management operations, to the 49% minority stockholder and former owner of this business.

Net cash proceeds from the sale will be used to pay down senior debt. NDCHealth will incur a loss from the sale of approximately $7.4 million, or $0.21 per diluted share, which will be reflected in discontinued operations in the fiscal fourth quarter ended May 27, 2005. The company’s debt balance, following application of net cash proceeds, will be approximately $260 million.

“This transaction completes our plans to divest non-core assets in order to focus NDCHealth on the best U.S. market opportunities,” said Walter Hoff, chairman and CEO, NDCHealth. “We enjoy very strong competitive positions in four key sectors of the U.S. healthcare industry, and we look forward to leveraging our recently released products and services to deliver future growth for NDCHealth.”

Separately, the company announced that the Internal Revenue Service (IRS) agreed to NDCHealth’s settlement offer related to an audit of a claimed deduction from a divestiture in the Company’s fiscal year 2001 consolidated federal income tax return. As a result of the settlement, the company expects to record a $3.7 million tax benefit, or $0.10 per diluted share, in its fourth quarter of fiscal 2005 related to the reversal of a tax reserve. This benefit will be reflected as part of the company’s discontinued operations.

About NDCHealth

NDCHealth is a leading information solutions company serving all sectors of healthcare. Its network solutions have long been among the nation’s leading, automating the exchange of information among pharmacies, payers, hospitals and physicians. Its systems and information management solutions help improve operational efficiencies and business decision making for providers, retail pharmacy and pharmaceutical manufacturers.

Headquartered at Atlanta, Ga., NDCHealth provides information vital to the delivery of healthcare every day. For more information, visit www.ndchealth.com.

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Contact:

Robert Borchert

VP, Investor Relations

404-728-2906

robert.borchert@ndchealth.com